SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. ____)

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HOMESTREET, INC.
(Name of Registrant as Specified in its Charter)

Blue Lion Opportunity Master Fund, L.P.
Roaring Blue Lion, LLC
Roaring Blue Lion Capital Management, L.P.
BLOF II, LP
Blue Lion Capital Master Fund, L.P.
Charles W. Griege, Jr.
Ronald K. Tanemura
Name of Person(s) Filing Proxy Statement if other than the Registrant)

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Blue Lion / HomeStreet, Inc.

Blue Lion Opportunity Master Fund, L.P. and the other participants identified herein (“BLC”) are filing the materials contained in this document with the U.S. Securities and Exchange Commission in connection with the 2018 Annual Meeting of Shareholders of HomeStreet, Inc. (“HomeStreet”).  Attached hereto is a copy of a press release issued by BLC.  The press release is being filed herewith under Rule 14a-6 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), because it may be deemed to be soliciting material in respect of the solicitation of proxies to be used at HomeStreet’s 2018 Annual Meeting of Shareholders.  The press release is also available on BLC’s website at https://www.helpfixhmst.com.

IMPORTANT ADDITIONAL INFORMATION AND WHERE TO FIND IT

On April 25, 2018, Blue Lion Opportunity Master Fund, L.P. and the other participants identified below (“BLC”) filed a definitive proxy statement on Schedule 14A and form of associated BLUE proxy card with the Securities and Exchange Commission (“SEC”) in connection with the solicitation of proxies for the 2018 Annual Meeting of Shareholders of HomeStreet, Inc. (the “Definitive Proxy Statement”).  The following persons may be deemed to be participants in the solicitation from shareholders of HomeStreet, Inc. (“HomeStreet”) of proxies to vote “AGAINST” the election of Scott M. Boggs and Douglas I. Smith as directors of HomeStreet, and to vote “AGAINST” the approval on an advisory (non-binding) basis of the compensation of HomeStreet’s named executive officers: Blue Lion Opportunity Master Fund, L.P., Roaring Blue Lion, LLC, Roaring Blue Lion Capital Management, L.P., BLOF II, LP, Blue Lion Capital Master Fund, L.P., Charles W. Griege, Jr., and Ronald K. Tanemura.  The participants may have interests in the solicitation, including as a result of holding shares of HomeStreet’s common stock, and information regarding the Participants and their interests may be found in the Definitive Proxy Statement.  Shareholders are urged to read the Definitive Proxy Statement and BLUE proxy card, and any supplements thereto, because they contain important information about BLC, the proposals being voted on at the 2018 Annual Meeting of Shareholders of HomeStreet, HomeStreet and related matters.  The Definitive Proxy Statement was first sent to the shareholders of HomeStreet on or about April 25, 2018 and is accompanied by a BLUE proxy card.  Shareholders may obtain a free copy of the Definitive Proxy Statement and BLUE proxy card and other relevant documents filed with the SEC by BLC at the SEC’s web site at www.sec.gov or BLC’s website at https://www.helpfixhmst.com as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC.

[Press Release follows on next page.]

ISS Recommends HomeStreet Shareholders Vote AGAINST Scott Boggs on Blue Lion's BLUE Proxy Card

ISS Says Blue Lion Has Made a "Compelling Case" for Change at HomeStreet

DALLAS, May 14, 2018 /PRNewswire/ -- Blue Lion Capital and its affiliates ("Blue Lion"), the beneficial owners of 6.1% of the stock of HomeStreet, Inc. (Nasdaq: HMST) ("HomeStreet" or the "Bank"), announced today that Institutional Shareholder Services ("ISS"), the leading proxy advisor, has recommended that shareholders vote on the BLUE proxy card AGAINST HomeStreet's director nominee Scott Boggs.  ISS said:

"Blue Lion has presented a compelling case outlining the company's relative underperformance and governance shortcomings – which in turn raises substantial doubt as to whether incumbent nominee Scott Boggs has effectively exercised his role as lead independent director … As such, votes AGAINST incumbent nominee Boggs are warranted."

Chuck Griege, Blue Lion's managing partner, said, "We are pleased that ISS recognizes the performance and governance failings of the HomeStreet Board and is recommending a vote on our BLUE proxy card."

In light of the "historic and ongoing concerns with the company's governance," ISS recommended the vote against nominee Scott Boggs. ISS wrote, "Boggs, as lead independent director since 2015, does not appear to have served as an effective counterbalance to the chairman/CEO, who by the nature of his position is afforded a significant degree of latitude."

ISS has now recommended against HomeStreet directors in each of the last three years. And, in its 34-page independent report, ISS cited past issues and persistent shareholder concerns:

"HomeStreet's history as a public company has been marked by a number of corporate governance shortcomings, including board independence and attendance concerns, problematic compensation practices, and an accounting and related whistleblower controversy, which have translated into several instances of low investor support for director nominees."

ISS said "Boggs, as lead independent director, ultimately bears the greatest responsibility for these shortcomings."

ISS also noted that "[s]ome shareholders may find it appropriate to vote against [nominee Douglas] Smith due to his leading role on the nominating / governance / compensation committee in light of the related historic and ongoing concerns."

In addition to governance issues, ISS expressed concerns about HomeStreet's returns, strategy and operating performance, noting that the Company's total shareholder return:

"has underperformed relative to peers – even those selected by the company itself – and fundamentals have recently deteriorated and are expected to continue trailing peers over the next 12 months. These factors suggest that the company's strategy has not been executed in an optimal manner."

ISS noted that HomeStreet trades at a substantial discount to its peers. ISS wrote that the "gap in current and expected returns helps to explain why investors are only willing to pay 1.1x P/TBV for HomeStreet." ISS noted that other factors also likely play a part in HomeStreet's low valuation:

"the discount at which the company trades relative to peers on a Price/TBV multiple basis appears to reflect investors' skepticism regarding the current leadership team's ability to minimize the impact of a continuing downturn in the mortgage market; investors may also question whether the current leadership team has positioned the bank to take full advantage of macro tailwinds in the commercial and consumer lending markets."

With respect to HomeStreet's mortgage origination business, ISS wrote:

•
"even after the mortgage market started to show signs of problems in 2015, HomeStreet failed to swiftly limit the impact of macro headwinds on the company's consolidated returns by slowing its mortgage origination machine. HomeStreet's management missed the opportunity to reduce its high exposure to this volatile segment, apparently opting to take advantage of short-term growth opportunities instead."

•	"it does not appear that management was willing to curb growth in mortgage origination during a favorable market environment – contrary to its own stated strategy of diversification."

ISS also recognized issues with HomeStreet's commercial bank:

•
"it is concerning to see that in FY'17 HomeStreet's commercial banking unit reported a core efficiency ratio of 68.4 percent (management targets 65 percent), 11.5 percentage points worse than [B]lue Lion's peer median. As discussed above, [B]lue Lion's peers are commercial banks on the west coast, and thus directly compete against HomeStreet."

ISS also expressed concern with the company's use of its corporate machinery to deny shareholders the opportunity to express their views at the annual meeting. ISS noted that Blue Lion attempted to nominate two directors for the board. The board refused to permit Blue Lion to nominate those directors. ISS wrote:

"shareholders may have been better served had they been granted the opportunity to properly assess [B]lue Lion's nominees and directly effect board-level change at this year's meeting."

Mr. Griege noted, "HomeStreet's manipulation of this year's annual meeting did not stop with its refusal to allow Blue Lion to nominate directors. The company is also using what we believe is a misleading proxy card that may cause shareholders who oppose the re-election of Mr. Boggs and Mr. Smith to inadvertently throw away their votes. Worse, HomeStreet has concocted a seemingly disingenuous rationale for its new proxy card."

ISS did not accept HomeStreet's rationale:

"This is the first year that the company has included both AGAINST and WITHHOLD as options for the election of directors. A representative of the company informed ISS that under the bylaws and Washington state law, shareholders must have the option of marking FOR, AGAINST, or WITHHOLD in any election of directors. This does not appear to align with the prevailing interpretation of Washington state law, as evidenced by the fact that not a single constituent of the S&P 500 Index incorporated in Washington – a collection of companies that includes Microsoft, Starbucks, and Costco – included both AGAINST and WITHHOLD as options for the election of directors on the proxy card for their most recent annual meeting."

"Shareholders should insist on a Board at HomeStreet that serves shareholders. That means the Board should ensure the company executes on the right strategy, drives improved operating performance and treats shareholders with respect," said Mr. Griege. "At every turn, this Board has sought to limit its accountability to shareholders and argued, despite obvious and plentiful data to the contrary, that all is well at HomeStreet. Even if the Board is content, shareholders surely shouldn't settle for the worst valuation multiples and some of the worst operating metrics for a bank this size. Change, as ISS noted, is desperately needed here."

Blue Lion urges shareholders to vote AGAINST Scott Boggs and Douglas Smith on the BLUE proxy card at the 2018 Annual Meeting.

IMPORTANT ADDITIONAL INFORMATION AND WHERE TO FIND IT

On April 25, 2018, Blue Lion Opportunity Master Fund, L.P. and the other participants identified below ("BLC") filed a definitive proxy statement on Schedule 14A and form of associated BLUE proxy card with the Securities and Exchange Commission ("SEC") in connection with the solicitation of proxies for the 2018 Annual Meeting of Shareholders of HomeStreet, Inc. (the "Definitive Proxy Statement").  The following persons may be deemed to be participants in the solicitation from shareholders of HomeStreet, Inc. ("HomeStreet") of proxies to vote "AGAINST" the election of Scott M. Boggs and Douglas I. Smith as directors of HomeStreet, and to vote "AGAINST" the approval on an advisory (non-binding) basis of the compensation of HomeStreet's named executive officers: Blue Lion Opportunity Master Fund, L.P., Roaring Blue Lion, LLC, Roaring Blue Lion Capital Management, L.P., BLOF II, LP, Blue Lion Capital Master Fund, L.P., Charles W. Griege, Jr., and Ronald K. Tanemura.  The participants may have interests in the solicitation, including as a result of holding shares of HomeStreet's common stock, and information regarding the Participants and their interests may be found in the Definitive Proxy Statement.  Shareholders are urged to read the Definitive Proxy Statement and BLUE proxy card, and any supplements thereto, because they contain important information about BLC, the proposals being voted on at the 2018 Annual Meeting of Shareholders of HomeStreet, HomeStreet and related matters.  The Definitive Proxy Statement was first sent to the shareholders of HomeStreet on or about April 25, 2018 and is accompanied by a BLUE proxy card.  Shareholders may obtain a free copy of the Definitive Proxy Statement and BLUE proxy card and other relevant documents filed with the SEC by BLC at the SEC's web site at www.sec.gov or BLC's website at https://www.helpfixhmst.com as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC.

CONTACT: Justin Hughes, Blue Lion Capital, (214) 855-2430